Exhibit 99.1

First Quarter 2009 Financial & Operational Update May 8, 2009

Throughput Varied by Region 11% overall increase Rockies supply, expansions Expansions Power generation - - Industrial Ups Downs Wyoming Interstate Company (WIC) +12% Colorado Interstate Gas (CIG) +18% Southern Natural Gas (SNG) -3% Throughput 1Q: 2009 vs. 2008

Earnings from Unconsolidated Affiliates CIG EBIT Interest and debt expense, net Net income Equity in earnings from CIG1 SNG EBIT2 Interest and debt expense, net Net income Equity in earnings from SNG1 2008 Quarters Ended March 31, 2009 $ 53 (12) 41 $ 16.5 $ 63 (15) 48 $ 12.5 ($ Millions) 1Equity in earnings reflect our 10 percent interests in CIG and SNG beginning from our IPO in November 2007 and our incremental 30 percent interest in CIG and 15 percent interest in SNG beginning September 30, 2008 following our acquisition 22008 amount includes $29 million relating to the settlement of Calpine's approved plan of reorganization $ 51 (1) 50 $ 5.7 $ 109 (14) 95 $ 9.4

Committed Expansion Projects



$ Millions	2009	2010	2011 & Beyond
WIC	Piceance Basin System Expansion	System Expansion	System Expansion
CIG	Totem Storage Raton Basin	Raton Basin	
SNG	Cypress III* SESH II South System III	Cypress III* SESH II South System III	Cypress III* SESH II South System III
100% Share	**$236**	**$455**	**$178**
Net to EPB	**$119**	**$170**	**$ 51**

*Construction of Cypress Phase III is at the option of BG LNG Services

Note: $ in each column represents costs for each project, shown in the period of expenditure
Capital amounts as of May 8, 2009

El Paso Pipeline Partners 4

CIG Overview Well positioned asset: Access to major, growing Rockies basins: Green River, Wind River, Powder River, Raton, Piceance, and Uinta Rockies activity levels will create additional growth opportunities Growing on-system markets Connects to Cheyenne and Opal Hubs *100% Basis Note: Capital amounts as of May 8, 2009 Stable cash flow profile: Growth driven by opportunities in the Front Range market (WYCO) Organic growth: Totem storage (50% JV with Xcel) In-service July 2009 $154 MM capex* 200 MMcf/d Raton 2010 Expansion In-service 4Q 2010 $146 MM capex 130 MMcf/d Major Hubs CIG Storage Fields CIG